EXHIBIT 5

April 14, 2021

The Shyft Group, Inc.
41280 Bridge Street
Novi, Michigan 48375

Re:	Registration Statement on Form S-8 Relating to the The Shyft Group, Inc. Stock Incentive Plan of 2016, as amended (the “Plan”)

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) filed or to be filed by The Shyft Group, Inc., a Michigan corporation (the “Company”), with the Securities and Exchange Commission on or about the date of this letter for the purpose of registering under the Securities Act of 1933, as amended, 1,200,000 shares of the Company’s common stock for issuance pursuant to the Plan, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion.

On the basis of such evaluation, we advise you that, in our opinion, the 1,200,000 shares of common stock covered by the Registration Statement, upon delivery of such shares and payment for such shares in accordance with the terms stated in the Plan and the Registration Statement, will be duly and legally authorized, issued and outstanding, and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

VARNUM, LLP

By	/s/ Kimberly Baber
Kimberly Baber